Exhibit 7.7

LUMINUS COMMENTS ON TRANSALTA’S ANNOUNCEMENT OF THE
BLUE TRAIL WIND PROJECT

New York, February 14, 2008 --Luminus Management, LLC and LS Power (collectively “Luminus Group”), TransAlta Corporation’s (TSX: TA) (NYSE: TAC) largest shareholder, today commented on the TransAlta’s February 13th announcement that it plans to design, build and operate a 66-megawatt wind power project in southern Alberta.

Paul Segal, President of Luminus Management, commented: “Although we are pleased to see that TransAlta continues to seek out growth opportunities within its core markets, TransAlta’s approach to developing its current growth projects that include Keephills, Kent Hills and now Blue Trail continues to move the company toward significantly increased business risk. Shareholders should take issue with the fact that all of these growth projects 1) lack fixed price construction contracts, 2) that only approximately 25% of the total projects’ output has been sold forward and, 3) that all of the capital cost – and corresponding risk – is being sourced from TransAlta’s free cash flow.”

Mr. Segal added, “Contrary to TransAlta’s stated ‘low-to-moderate risk strategy’ this very aggressive approach toward growth investment creates significant risk for shareholders and confirms that TransAlta is in fact a merchant independent power producer (IPP).”

Luminus Group noted that construction costs in energy sector projects have increased by approximately 20% annually over the last two years. Luminus Group believes that TransAlta’s decision to proceed with over $1 billion of construction projects without locking in fixed price construction contracts could seriously impact shareholder value down the road – offsetting years of dividend payments.

Mr. Segal continued, “TransAlta needs to be more disciplined in its capital allocation. As previously expressed in the White Paper we developed for TransAlta shareholders, ‘An Operator’s Guide to Unlocking Value at TransAlta’, Luminus believes that TransAlta can benefit from implementing a project finance funding model to fund opportunities like these growth projects using lower cost third party capital. Implementing this model would require TransAlta to either transfer or mitigate construction, power market and other risks. This would also free up TransAlta’s free cash flow for investment in TransAlta’s underlying business through a larger share repurchase program.”

Mr. Segal concluded, “TransAlta needs to acknowledge the risks that they are taking on behalf of shareholders and to transfer or mitigate those risks.”

Luminus Group is the beneficial holder of approximately 8% of TransAlta’s shares and has put forth various shareholder proposals for inclusion in TransAlta’s Management Proxy Circular for the 2008 Annual and Special Meeting of Shareholders to be held on April 22, 2008, including a proposal that reserves Luminus Group’s right to nominate directors for election at that meeting. Luminus Group intends to announce its director nominees shortly. The record date for the Annual and Special Meeting is February 25, 2008. For more information, please visit www.ImproveTransAlta.com.

About the Luminus Group:

Luminus Management
Founded in 2002, Luminus Management is the Investment Advisor to two investment partnerships – Luminus Energy Partners Master Fund, Ltd. and Luminus Asset Partners, LP. Luminus Management focuses primarily on investing in independent power and utility securities. The investment partnerships to which Luminus Management is Investment Advisor have approximately $1.4 billion of equity under management.

LS Power
Founded in 1990, LS Power is a fully integrated development, investment and asset management group with a proven track record of successful development activities, operations management and commercial contract origination and optimization. As a developer, LS Power has successfully developed gas-fired facilities and coal-fired facilities representing over 7,000 MW of total capacity, and is currently developing more than 6,000 MW of coal, natural gas and renewable power generation facilities. LS Power currently owns and manages three natural gas-fired power generation facilities representing approximately 1,765 MW. LS Power has purchased eighteen power generation projects with approximately 11,800 MW of generation capacity and manages two investment funds with approximately $4.3 billion of committed equity capital.

The foregoing includes, refers to or incorporates by reference certain statements that are “forward-looking statements”. All statements, other than statements of historical fact, in the foregoing that address activities, events or developments, proposed acquisitions, dispositions and financings that may occur in the future, including TransAlta’s future growth, results of operations, performance and business prospects and opportunities, and the assumptions underlying any of the foregoing, are forward-looking statements. These statements generally can be identified by use of forward-looking words such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “project,” “should,” or “continue” or the negative thereof or similar variations. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, many of which are beyond the Luminus Group’s control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to: business risks; cost of fuels to produce electricity, legislative or regulatory developments, competition, global capital markets activity, changes in prevailing interest rates, currency exchange rates, inflation levels, plant availability, and general economic conditions. There can be no assurance that the expectations of the Luminus Group will prove to be correct.

Although the forward-looking statements contained in the foregoing are based upon what the Luminus Group believes are reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements.

All forward-looking statements in the foregoing speak as of January 16, 2008. The Luminus Group shall have no duty and does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise.

The information concerning TransAlta contained in the foregoing has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources.

The foregoing does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by vote, written consent or otherwise by, TransAlta’s shareholders. Any such solicitation, if made, will be made only in compliance with applicable law.

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Media Contacts:
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212-687-8080